Exhibit 8.1

The table below presents our significant subsidiaries and investees, the places of incorporation and our effective ownership interests therein as of December 31, 2018.

Subsidiary	Accounting Method	Ownership Interest	Place of Incorporation/ Organization
Russian Telephone Company (RTC)	Consolidated	100.0%	Russia
Vodafone Ukraine	Consolidated	100.0%	Ukraine
MTS Turkmenistan	Consolidated	100.0%	Turkmenistan
Sibintertelecom	Consolidated	100.0%	Russia
NVision Group	Consolidated	100.0%	Russia
Sitronics Telecom Solutions	Consolidated	100.0%	Russia
NVision Czech Republic	Consolidated	100.0%	Czech Republic
Sputnikovoe TV	Consolidated	100.0%	Russia
Stream LLC	Consolidated	100.0%	Russia
Dega Retail Holding Limited	Consolidated	100.0%	British Virgin Islands
Stream Digital LLC(1)	Consolidated	100.0%	Russia
MTS Energo	Consolidated	100.0%	Russia
Praliss Enterprises Limited	Consolidated	100.0%	Cyprus
LLC “MTDZK” (Ticketland)	Consolidated	100.0%	Russia
Kulturnaya Sluzhba LLC (Ponominalu)	Consolidated	100.0%	Russia
IT Grad LLC	Consolidated	100.0%	Russia
Metro-Telecom	Consolidated	95.0%	Russia
MGTS Group	Consolidated	94.7%	Russia
MTS Armenia	Consolidated	80.0%	Armenia
Kulturnaya Sluzhba LLC (Ponominalu)	Consolidated	78.2%	Russia
Navigation Information Systems Group	Consolidated	77.7%	Russia
MTS Bank	Consolidated	55.4%	Russia
Oblachny Retail LLC	Consolidated	50.8%	Russia
MTS International Funding DAC(2) (“MTS International”)	Consolidated	SE	Ireland
MTS Belarus	Equity	49.0%	Belarus
Sistema Capital	Equity	30.0%	Russia
Zifrovoe TV	Equity	20.0%	Russia
OZON Holdings Limited	Equity	18.7%	Cyprus
YOUDO Web Technologies	Equity	13.7%	Cyprus

(1)                                 A wholly-owned subsidiary, through which the Group currently repurchases its own shares.

(2)                                 A company organized and existing as a private limited company under the laws of Ireland. The Group does not have any equity in MTS International. It was established for the purpose of raising capital through the issuance of debt securities on the Irish Stock Exchange followed by transferring the proceeds through a loan facility to the Group. In 2010 and 2013, MTS International issued $750 million 8.625% notes due in 2020 and $500 million 5.0% notes due in 2023, respectively. The notes are guaranteed by MTS in the event of default. MTS International does not perform any other activities except those required for notes servicing. The Group bears all costs incurred by MTS International in connection with the notes’ maintenance activities. Accordingly, the Group concluded that it exercises control over the entity.

See also Note 2 to our audited consolidated financial statements.